Exhibit 10.3

                                        EXECUTION VERSION

August 8, 2018

Star Parent, L.P.
c/o CC Capital
200 Park Ave., 58th Floor
New York, NY 10166

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among The Dun & Bradstreet Corporation, a Delaware corporation (the “Company), Star Parent, L.P., a Delaware limited partnership (“Parent”) and Star Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), and to that certain Equity Commitment Letter, dated as of the date hereof, by and among Cannae Holdings, Inc., a Delaware corporation (the “Equity Investor”) and Parent (the “Equity Commitment Letter”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. This letter is being delivered by the Equity Investor to Parent in connection with the execution of the Merger Agreement.

1.Restrictions on Transfer of Ceridian Shares. The Equity Investor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, transfer, convey, exchange or assign (“Sell”), any of the 37,135,921 shares (as adjusted as appropriate to reflect any issuance, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, exchange offer, or other similar transaction after the date hereof) of Common Stock owned by Cannae Holdings, LLC (the “Shares”), a wholly owned Subsidiary of the Equity Investor; provided, that this Section 1 shall not apply to any sale, transfer, conveyance or assignment to, or exchange with, any wholly owned Subsidiary of the Equity Investor.

“Common Stock” means the issued and outstanding common stock, $0.01 par value per share, of Ceridian HCM Holding Inc. (“Ceridian”).

2.Restrictions on Pledge of Shares. The Equity Investor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pledge or make, create, incur, assume or suffer to exist any Lien (“Pledge”) upon or with respect to the Shares.

“Lien” means any statutory or other lien, security interest, mortgage, pledge, hypothecation, assignment for collateral purposes, encumbrance, option, purchase right, call right or similar charge or encumbrance, any conditional sale or other title retention agreement or any lease in the nature thereof (except for those arising under any applicable securities law).

Notwithstanding the foregoing, the Equity Investor and its Subsidiaries shall be permitted to Sell or Pledge the Shares if the relevant proceeds of any such transaction consist of cash that is used solely for the purpose of the funding of the then-applicable Equity Commitment of the Equity Investor.

3.Restrictions on Dividend and Stock Repurchases; Cash. The Equity Investor shall not declare, make or pay any dividend or other distribution (including by repurchase of outstanding shares of the Equity Investor) payable in cash, stock, property or otherwise. The Equity Investor holds at least $77.7 million in unrestricted cash and cash equivalents, free and clear of Liens, as of June 30, 2018.

4.Commitment Reduction. As soon as reasonably practicable following the execution of the Merger Agreement, the Equity Investor shall use reasonable best efforts, in collaboration with Parent, to syndicate at least $600 million of the Equity Commitment by obtaining commitments from one or more entities reasonably similar to the Other Equity Investors with respect to their creditworthiness; provided that (a) each such entity shall execute an Equity Commitment Letter and a Limited Guaranty similar in all material respects to (with terms not less favorable in any material respect to Parent or the Company than) those executed by the Equity Investor, (b) Equity Investor shall remain liable as a primary obligor under the Equity Commitment to the extent any such entity shall fail to perform any obligation that it has assumed pursuant to the transactions contemplated by this Section 4, and (c) such transaction with such entity would not be reasonably expected to prevent, materially delay or materially impair the ability of any of the parties to the Merger Agreement to consummate the Merger or the other transactions contemplated by the Merger Agreement. During the term of this Agreement, in response to reasonable inquiries from Parent or the Company, the Equity Investor shall keep Parent and the Company reasonably informed of its progress under this Section 4 on a reasonably prompt basis.

5.Termination. The Equity Investor’s obligations hereunder will terminate automatically and immediately upon the earliest to occur of: (a) the consummation of the Closing; (b) the permitted reduction of the Equity Commitment to $300 million or less pursuant to Section 4; and (c) the termination of the Equity Investor’s obligation to fund the Equity Commitment (as defined in the Equity Commitment Letter) pursuant to the terms of the Equity Commitment Letter; provided that Section 4(b) of this Agreement shall survive until the earlier of (i) the consummation of the Closing and (ii) the termination of the Equity Investor’s obligation to fund the Equity Commitment pursuant to the terms of the Equity Commitment Letter. Upon termination of this letter, the Equity Investor shall not have any further obligations or liabilities hereunder.

6.	Amendments and Waivers; Entire Agreement.

(a)This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.

(b)Together with the Merger Agreement, the Limited Guarantees, the Equity Commitment Letter, the Other Equity Commitment Letters (as defined in the Equity Commitment Letter) and the other agreements and instruments contemplated hereby or thereby, this letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

7.No Third Party Beneficiaries. Except to the extent expressly set forth in Section 8, this letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce any provisions of this letter.

8.Enforcement. This letter may be enforced only by Parent, and none of Parent’s direct or indirect creditors nor any other Person that is not a party to this letter shall have any right to enforce this letter or to cause Parent to enforce this letter; provided, however, that notwithstanding anything in this letter to the contrary and subject to the terms and conditions of the Merger Agreement, including without limitation, Section 9.6(b) thereof, the Company (solely to the extent set forth in this proviso) is hereby made an express, intended third party beneficiary of the rights granted to Parent hereby solely for the purpose of seeking through an action of specific performance the enforcement of Parent’s rights hereunder and for no other purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement); provided, further, that notwithstanding anything to the contrary herein or in the Merger Agreement (including the reference above to Section 9.6(b)), the Company shall be permitted to seek through an action of specific performance the enforcement of Parent’s rights hereunder if there is a breach of this Agreement, Parent has notified the Equity Investor of this breach, and such breach remains uncured for a period of 30 days.

9.Representations and Warranties. The Equity Investor hereby represents and warrants to Parent that:

a.the execution, delivery and performance of this letter by the Equity Investor have been duly authorized by all necessary action and do not contravene any provision of the Equity Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any applicable Law or contractual restriction binding on the Equity Investor or its assets;
b.all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter by the Equity Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter;
c.this letter constitutes a legal, valid and binding obligation of the Equity Investor enforceable against the Equity Investor in accordance with its terms, subject to (x) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally, and (y) general equitable principles (whether considered in a proceeding in equity or at law); and
d.Cannae Holdings, LLC, a wholly-owned subsidiary of the Equity Investor is the legal and beneficial owner of the Shares, free and clear of any Lien, other than the Lock- Up Agreement dated April 12, 2018 between Ceridian Holdings, LLC and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC; the Voting Agreement, dated as of April 30, 2018, among Ceridian, Cannae Holdings, LLC and certain other stockholders of Ceridian; and the Registration Rights Agreement, dated as of April 30, 2018, among Ceridian, Cannae Holdings, LLC and certain other stockholders of Ceridian. As of the date hereof, the Shares represent all of the shares of common stock of Ceridian owned by the Equity Investor or any of its Subsidiaries.

10.Confidentiality. This letter shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement and the Equity Commitment Letter. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Equity Investor; provided, that no such written consent shall be required for disclosures by Parent to (i) the Company so long as the Company agrees to keep such information confidential on terms substantially as restrictive as the terms contained in this Section 10 or (ii) its Affiliates and Representatives who agree to keep such information confidential on terms substantially as restrictive as the terms contained in this Section 7; provided, further, that any party hereto may disclose the existence or content of this letter to the extent required by any applicable Law or the rules of any self-regulatory organization or securities exchange.

11.	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)THIS LETTER SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this letter and of the documents referred to in this letter, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in a manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER (INCLUDING THE FINANCING). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT
(i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10(b).

12.Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter.

13.Counterparts; Effectiveness. This letter may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this letter with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this letter.

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Very truly yours,
EQUITY INVESTOR:
CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel
and Corporate Secretary

[Negative Pledge Commitment Letter]

Accepted and acknowledged
as of the date first written above:

PARENT:

STAR PARENT, L.P.

By:	Star GP Holding, LLC
Its:	General Partner

By:	/s/ Douglas Newton
Name: Douglas Newton
Title: Treasurer

[Negative Pledge Commitment Letter]